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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

                  Certification and Notice of Termination of Registration under
Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 001-13635

                                MEADOWCRAFT, INC.
             (Exact name of registrant as specified in its charter)

                           4700 PINSON VALLEY PARKWAY
                            BIRMINGHAM, ALABAMA 35215
                            TELEPHONE: (205) 853-2220

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     COMMON STOCK, par value $.01 per share
               (Title of class of securities covered by this Form)

                                      NONE

Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)       [x]     Rule 12h-3(b)(1)(ii)      [  ]
           Rule 12g-4(a)(1)(ii)      [ ]     Rule 12h-3(b)(2)(i)       [  ]
           Rule 12g-4(a)(2)(i)       [ ]     Rule 12h-3(b)(2)(ii)      [  ]
           Rule 12g-4(a)(2)(ii)      [ ]     Rule 15d-6                [  ]
           Rule 12h-3(b)(1)(i)       [x]

Approximate number of holders of record as of the certification or notice date:
1



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Pursuant to the requirements of the Securities Exchange Act of 1934,
Meadowcraft, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                        MEADOWCRAFT, INC.


DATE: July 1, 1999                      BY: /s/ Steven C. Braswell
                                            -----------------------------------
                                        Name: Steven C. Braswell
                                        Title: Vice President -- Finance and
                                        Chief Financial Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, but counsel or by any other duly authorized person. The name and title of the person signing the form shall or printed under the signature.